Exhibit 99.2

Digimarc Corporation (DMRC) Conference Call Q3 2021 Financial Results – November 15th

Bob Chamness – Chief Legal Officer

Welcome to our Q3 conference call. Riley McCormack, our CEO, and Charles Beck, our CFO, are with me on the call. We are hosting this call from London, England, at the corporate headquarters of EVRYTHNG. On the call today, we will provide an overview of the EVRYTHNG acquisition and our path forward as a combined company. We will also discuss Q3 financial results and provide a business update. This will be followed by a question and answer forum. We have posted our prepared remarks in the investor relations section of our website and will archive this webcast there.

Safe Harbor Statement

Before we begin, let me remind everyone that today's discussion contains forward-looking statements that have risks and uncertainties. Please refer to our press release and the 8-K regarding the EVRYTHNG acquisition for more information on the specific risk factors that could cause actual results to differ materially. Note that the closing of the EVRYTHNG acquisition is subject to various conditions, including those described in the 8-K.

Charles will now comment on our Q3 financial results and discuss the financial aspects of the EVRYTHNG acquisition.

Financial Results

Thank you Bob and hello everyone.

Today is a monumental day for the Company, as we join forces with the amazing team at EVRYTHNG. Before I get to that, I want to provide a quick summary of Q3 financial results.

Revenue for the third quarter was $6.4 million, up 12% from $5.8 million in Q3 last year. Service revenue increased 17% from $3.4 million to $3.9 million reflecting higher Commercial services related to HolyGrail 2.0 projects. Subscription revenue increased 4% from $2.4 million to $2.5 million reflecting higher revenue from Commercial customers.

Total Commercial bookings were $3.0 million, up 60%, from $1.8 million in Q3 last year.

Operating expenses for the quarter were $12.2 million, flat with Q3 last year, reflecting higher consulting and recruiting costs offset by severance costs incurred in Q3 last year for organizational changes we made in July 2020.

In September, we received confirmation from our lender that our Paycheck Protection Program (PPP) loan was forgiven. This resulted in a $5.1 million gain in other income in Q3 upon forgiveness of the loan.

Net loss for Q3 was $2.9 million or 17 cents per common share versus a net loss of $8.4 million or 68 cents per common share in Q3 last year. Excluding the $5.1 million gain from the forgiveness of our PPP loan, the net loss for Q3 was $8.0 million or 48 cents per common share.

We ended the quarter with $52.5 million in cash and investments. We used $8.6 million of cash and investments during the quarter, of which $7.5 million was from operating activities and capital expenditures.

For further discussion of our financial results, and risks and prospects for our business, please see our Form 10-Q that we will file shortly.

Now back to the EVRYTHNG transaction. I want to first highlight a few important deal terms summarized in the 8-K we filed this morning to provide more context. First off, this is a stock deal with the consideration split into two tranches. The initial consideration will be issued at closing, which we expect to occur in January 2022, and the second tranche of consideration, if any, will be issued in September 2022.

The initial consideration in January amounts to $50 million of common stock and warrants, as adjusted for EVRYTHNG’s cash, debt, working capital and transaction expenses at closing. We estimate that we need to fund approximately $7.9 million at closing in order to cover EVRYTHNG’s closing costs and other repayment obligations.  We expect this cash expense to be offset largely, if not completely, by proceeds from the exercise of the warrants that we will issue to the sellers at closing. The number of shares to be issued at closing is based on a fixed value of $47.48 per share, which represents the volume-weighted average price for the last 20 trading days. We have estimated the number of shares to be issued at closing at approximately 785 thousand common shares and 215 thousand warrants.

The exercise price of the warrants will be calculated as described in the 8-K. We expect that the exercise price will represent a substantial discount to our current share price. The warrants will be issued to provide EVRYTHNG shareholders the opportunity to cover their cash closing costs and thus receive the full number of shares they would have received without those closing costs. The exercise price was set low to provide them extra cushion to do so. To offset this lower exercise price, the amount of shares we are withholding is higher. While I encourage you all to read more details in the 8-K, the net of this is: If EVRYTHNG shareholders exercise their warrants, they get the number of shares they would have received at the $47.48 price prior to adjustment.  If they do not exercise their warrants, then the total shares issued at closing will have been reduced by 30% of the cash closing cost amount that Digimarc funds.

The additional closing consideration payable in September will range anywhere from $0 to $50 million of common stock. There are two features that could reduce the closing consideration from the maximum of $50 million. First, there is a traditional earn-out based on a Product Annual Recurring Revenue (ARR) target. If EVRYTHNG meets or exceeds $10 million of Product ARR as of the end of February 2022, then there is no reduction. If EVRYTHNG does not meet the $10 million Product ARR target then the closing consideration payable in

September is reduced by 10 times the amount of the dollar shortfall in Product ARR. Second, there is a reduction to the closing consideration if Digimarc’s stock price appreciates above the $47.48 price used in determining the initial consideration, as measured during the 20 trading day period prior ending on September 22nd, 2022. For example, if Digimarc’s stock were to double as of September 2022 there would be zero additional closing consideration irrespective of EVRYTHNG’s Product ARR results.

While we are super excited by the future combined company as you will hear Riley talk about in a bit, we are reticent to part with a single share of Digimarc stock even at almost $50 per share, and so we structured the deal with that in mind. The structure of the transaction is intended to provide us two levels of downside protection with one upside kicker. If EVRYTHNG does not meet its Product ARR target, the closing consideration is reduced by 10 times the dollar shortfall. In addition, if Digimarc stock is below the $47.48 price, as measured during the 20 trading day period prior ending on September 22nd, 2022, any consideration owed in the second tranche is calculated using the $47.48 floor.  Meanwhile, we get full credit for any stock appreciation between now and the second tranche, which in essence allows us to benefit from a signed deal today, but significantly limit the dilution if our stock is appreciably higher by September of next year.

This structure is intended to result in a valuation of EVRYTHNG of between 5x and 10x Product ARR, with the ultimate valuation depending on their February 2022 Product ARR and our stock price. For a high growth, high margin SAAS business, even before considering all of the strategic and synergistic value we expect this transaction to provide us, this is a really attractive valuation. This headline valuation multiple is a testament to the vision of the EVRYTHNG shareholders, as they see something which you will hear us say many times in the future: we are just simply better together. More on that in Riley’s remarks but first I want to provide some more financial context.

The financial figures I’m about to discuss have been prepared by EVRYTHNG’s management and have not been audited. Note that EVRYTHNG prepares its financial statements in accordance with FRS 102, also known as UK GAAP. These financial figures have not been reconciled to US GAAP.

EVRYTHNG uses the financial metrics Annual Contract Value (ACV) and Product ARR as leading indicators of future top-line growth. While ACV is very similar to the financial metric we use for the same purpose, Bookings, they are not the exact same.

For the first half of 2021, EVRYTHNG’s ACV was $3.2 million compared to ACV of $2.5 million during the first half of 2020, growth of 29% year over year.

For the first half of 2021, total revenue was $2.5 million, of which Product Subscription revenue was $2.2 million and the rest Service revenue. Product Subscription revenue for the same period in 2020 was $1.8 million, or growth of 21% year over year.

As of September 30, 2021, Product ARR was $4.9 million.  We believe Product ARR is the best indicator of the next 12 months of Subscription revenue, but it may be conservative as it does not reflect revenue growth from new customers or expansion with existing customers. It is simply an annualized snapshot of the current Product Subscription revenue line.

Thus, annualizing the first half of 2021’s $2.2 million in Product Subscription revenue, comparing that to the most recently-finalized Product ARR number of $4.9 million and then looking out to EVRYTHNG’s projected February 2022 Product ARR target of $10 million should give you a sense of the current growth rate and near term prospects of this incredible business.

Subscription gross margins are in the low 70’s before any revenue share payments from deals brought in by EVRYTHNG’s robust partner network. While this is all preliminary, we believe we can optimize their cost of sales and get Subscription gross margins into the high 70’s at existing revenue levels. With expected revenue growth, subscription gross margins should further expand.

EVRYTHNG is currently using around $2 million a quarter to fund its business. If they are able to increase their Product ARR, the cash usage should decline significantly given the just-mentioned high subscription gross margins.

Riley will now provide a business update and further details on the strategy behind the EVRYTHNG acquisition.

Business Update

Thanks Charles.

I want to use the bulk of my prepared remarks to discuss the EVRYTHNG acquisition and the results of our first Annual Product Strategy meeting because both events have set our company on a different trajectory.  And while we realize that it might only be through the passage of time and the marking of distance traveled that the true delta will be fully appreciated, I cannot stress enough how wonderfully impactful we believe these events will prove to be.

As we say internally, we are not going through a transition, but a transformation.

For those of you who have followed the Digimarc story for a while, EVRYTHNG is a company you likely know well; they have been a valuable Go To Market partner for five years and we share multiple customers who have realized themselves something we are today permanently etching in stone:  our two companies just make so much sense together.

For those of you not as familiar with EVRYTHNG, they pioneered – and are the market leader in the category of – the Product Cloud.  At its core, the Product Cloud provides a cloud-based digital twin for any physical item.  From birth to rebirth (recycling), this digital twin, or Active Digital Identity (ADI), records an analog item’s journey, allowing a tremendous amount of knowledge and insights to be gained.  Data heretofore uncaptured is now easily accessible, analyzable, and actionable, powering true Digital Transformation.  An item’s ADI allows an analog item to be “born digital,” enabling it to enjoy all the informational and business transformational advantages that digital items have enjoyed for years.

Today, some of the world’s most respected companies are using the EVRYTHNG Product Cloud to gather and apply data from and about their products as these items move through the supply chain, powering solutions such as traceability, product authentication, and consumer engagement.  As adoption of the Product Cloud increases, not only will the features within these three applications get more robust, but the number of applications will grow, similar to how the utility of the internet has grown as more people have connected and more minds have focused on unlocking value from the “original cloud.”

Digimarc, as you all well know, provides a unique means by which to provide that same analog item (as well as digital items) a deterministic identity.  We separate ourselves from other means of identification by a waterfall of three attributes:  a) we are covert, b) because we are covert, we can be ubiquitous, and c) because we can be ubiquitous, we are redundant.  For solutions that require one, two or three of these characteristics, we will either be the best, or in many cases, the only solution.

The synergies and logic of this combination are obvious.  Today, we are combining a unique and advanced means of identification with the pioneer and most advanced supplier of traceability business intelligence to any means of auto-identification.  While we will always have customers that will want one or the other, either solutions built upon our unique means of identifying an item, or our Product Cloud with a non-watermark product identifier, for those that want both, which we believe will be a large part of the Venn diagram, we are eliminating the hassle of having to stitch together their own solution.  We will have done that integration work ourselves, making our customers’ business problems that much easier to solve, and thus our value to those customers that much greater.

Importantly, this isn’t just a thesis.  As I mentioned before, we already have shared customers that have beat us to the punch.  For those visionaries, we look forward to optimizing our combined solutions, making what you bought separately even that much better now that we are one.  For our future customers, we look forward to saving you the hassle of having to do this integration work yourself.  To both groups, just wait until you see where we’re taking our combined roadmap.  Now that a single company is taking ownership of that much more of your business problem, our ability to make your business better has increased dramatically.

More specifically, the rationale for this deal is as follows:

First and foremost, it’s the people.  EVRYTHNG pioneered the Product Cloud market.  They nimbly turned an idea into a product, convincingly evangelized the need for this product, and then succeeded in making converts of some of the world’s most respected companies.  They are Collaborative, they are Curious, they are Courageous, and we are thrilled to form One Team with our new colleagues.  So much so in fact, all the rest of the benefits I am about to list are pure upside; if all we were gaining in this deal were these incredible, like-minded teammates, that alone would have been rationale enough.

The second rationale for the deal is the product.  As I mentioned before, EVRYTHNG isn’t just the pioneer, they are the market leader in the Product Cloud.  We are still in the very early stages of the world’s inevitable march to true Digital Transformation, and there is a need for a powerful product graph to enable this movement.  If the last two decades saw the building of the human graph as one of the most dominant tech trends, we strongly believe one of the defining trends of the next two decades will be the building of the product graph.  Compared to its human equivalent, the product graph will be factors larger.  Just as CRM and ERP data clouds have become core business platforms, so too will the product data cloud, as the data from the products themselves has a large role to play in providing transparency, business integrity, operational efficiency and sustainability impact measurement and responses.

The size and utility of the Product Cloud is still in its infancy.  Today we are combining with the market leader.  The opportunity ahead of us is enormous.

The third rationale is the value our combination will bring to our customers, partners, and prospects.  The best determinant of a technology product’s true value is how much of the customer’s problem it can solve, as full ownership of a business problem is what enables a product to become a solution.  By providing an analog item with a unique means of deterministic identification, using that identification to connect the item to its digital twin, applying an ever-increasing amount of business logic – both programmed and predictive – to that digital twin, and then allowing for easy access to that business logic, we not only provide a complete solution to a customer’s problem, but begin to unlock solves to additional problems due to that item residing at the nexus of our dual platforms.  We will now not only be able to solve for the problem that brought the customer to our door, but also provide an easy solve to problems the customer wasn’t contemplating solving when their journey with us began.

The fourth rationale rests on the edges of the above-described solution.  As I mentioned earlier, EVRYTHNG has plenty of customers where today another form of ID works perfectly well as the bridge to a digital twin.  Meanwhile, we have plenty of customers where today, they don’t need a product cloud to benefit from our unique form of deterministic identification and the solutions which these IDs drive.  And while we will happily support customers and partners who don’t see the need for our combined solution, having these close relationships across our newly combined company allows for future cross selling, be it today or in the future.

Fifth, one of the many ways our two companies are complementary is in geographic presence.  EVRYTHNG is a European company finding much success in North America.  Digimarc is a North American company with plenty of opportunities in Europe.  Both companies just instantly built their international presence, staffed by A++ talent steeped in the same culture.

There are additional benefits from this combination too numerous to mention, strategic as well as tactical, but I want to add one last thought before we pick this back up during the Q&A.

Of all the wonderful and synergistic logic for this deal, the one that does NOT factor in AT ALL is headcount reductions.  Both companies are aggressively hiring in front of the massive opportunities ahead of them.  As a result of this deal, those opportunities are only going to be larger and more numerous.  And now that we and our customers can begin to imagine where we will take our combined solution, there will be even more urgency from both sides to get there.  So, I want to be very clear: there is room on this bus for both teams, and in fact, during and even post full integration, we’re still going to be in hiring mode.

I want to end this part of my prepared remarks by going back to the first and most important rationale for this deal while speaking directly to ALL my teammates, both old and new.  Today we are beginning our One Team story.  While everything about this combination excites me, it is the combination of these two teams into One Team that excites me the most.  Outside of our newly enlarged four walls, I don’t expect this to be as fully appreciated as it is by all of us.  Because I don’t know how anyone outside our newly enlarged four walls can fully fathom where we WILL go.

Let’s go show them.

Turning now to the results of our first-ever Annual Product Strategy (APS).  I am thrilled to share with you the output, which cements our seminal pivot to being a product-led company.  This is the first checkpoint in a journey we discussed on the Q1 call in late April, when we talked about the importance of owning our own future instead of allowing anyone with a logo and a small check to consume our valuable Engineering resources by having us build them bespoke solutions not supported by proactive market research.

Most technology companies start by identifying a problem, and then work backwards to provide a solution to that problem.  That is so much easier than the alternative, which is what we did: starting with a technology of almost unlimited applicability and incredibly wide moats and deciding which problem to attack first.

But while the former is easier, I’d rather have the latter, because it means our ultimate opportunity set is virtually unlimited, whereas a limited scope means a limited ultimate prize.  Thus, starting where we started is by far the preferred option, with the very important disclaimer: as long as you bring your own discipline, because the market, instead of forcing that discipline upon you, will do the exact opposite and try to pull you in a hundred different directions.

Discipline requires first spending the time to thoroughly research all the potential problems we could solve, in order to understand, among other things: the market size and growth, the competitive set (current and future), our ability to provide a differentiated solution, a full understanding of the market readiness and the dependencies which we cannot control, and gaps in our offering and how best we can close them.

Discipline then requires taking all that research and applying an overlay to determine how to prioritize and sequence among potential opportunities, and then even more importantly than that, having the guts to say “no,” (whether that is a hard “no,” or simply a “not yet.”)

Or said a lot more directly: discipline requires taking the time to plan and having the fortitude to say no, both of which are the result of having the mental clarity to realize the best way to get to everything is to start with somethings, or you run the real risk of delivering nothing.

This was the “why” behind APS.  The realization we MUST move with purpose to build our own Solutions and thus own our own future.  Now let’s get to the “what.”

The criteria by which we measured (and will measure) all potential Solution candidates are as follows:

First, does the Solution target a large and quickly growing market?  Second, will our Solution be high margin and scalable?  And third, does our technology provide a differentiated unlock?  This last one is key and is in some ways a reiteration of the second criteria.  Just addressing a big or fast-growing market isn’t enough.  Our technology must provide an incredibly wide moat, as from that moat will come our ability to achieve high margins and shorter sales cycles.

We also added a nice to have, something without which we will not rule out a Solution candidate, but instead provides a tool for prioritization between viable candidates: does the Solution candidate build out our network effect and augment our race to ubiquity?

With that as our guide, coupled with a prodigious amount of work from both our Product and Engineering teams, we have settled on our first Solutions:

1)	Product Authentication/Anti-Counterfeit (or PAAC)
2)	Online Brand Protection (or OBP)
3)	Recycling
4)	Product Cloud

To be clear this is where we are starting, not stopping.  For example, in addition to these four, we have one Solution we hope to be able to talk about in the not-too-distant future but are not yet ready to publicly disclose.

Moreover, we have – and always will have – a pipeline of Solution candidates.  And it is very likely that one of the strongest sources of Solution candidates will always be the market itself.

To that end, as important as deciding what businesses we are in today, we have also formalized the process with which we will handle inbound interest, as this can be a wonderful source of idea generation if managed appropriately.  Inbound requests, scoped correctly, bring three clear benefits.  The first is generation of revenue from customers or partners willing to work with our existing tools instead of our finished Solutions, understanding clearly they will have to make do without any support from our Engineering team who is busy building our future, not theirs. The second is alerting the Product team to an area of potential market interest and thus acting as a source of for-profit market research.  And the third is providing Research an introduction to a paying partner if there are things on their “to research” list this inquiry would allow them to cross off.

To be clear, there are all sorts of checkpoints in place where any inbound interest can be shutdown.  As we stated on that April call, our engineers and their roadmaps are not for rent.  But listening to prospects instead of turning off that Voice of Customer is a real key advantage the almost universal applicability of our technology will always provide.

In fact, the Solutions above, in addition to the Solution which we are not yet ready to disclose, all came about by means of customer inquiry (or in the case of the Product Cloud, by means of customer actions).  This wonderful trend of having prospects provide the starting point for our market research process should continue for years because the number of people who have thought about how our technology can make their company or their industry better is probably measured in the single digit millions.  That leaves 7.7 billion people yet to approach us with the problems they’d like us to apply our generationally-transformational technology to solve.

Looking out years into the future, I don’t know what our final Solution count will be.  But one thing that is clear to us is that our Product, Go To Market, and Technology strategies must be aligned to enable our customers to seamlessly take the next step in their journey with us, regardless of where they begin.   One of our key points of both differentiation and value is that there will always be additional steps available for our customers to take.  Exiting our first ever APS, it is clear what we must – and will – do: we will make it easy for customers to begin to realize value with us; we will create long standing relationships that provide our customers exponential value by constantly providing additional Solutions and thus constantly addressing more of our customers’ problems; and we will always be there to guide our customers on the best way to achieve that latent exponential value.

Tying together these two seminal events, a few points are worth making.  EVRYTHNG’s focus on Product Authentication will make our PAAC offering that much stronger, and vice versa.  We are now able to augment the unique benefits of our existing Solution with the programmatic, and importantly for this area, predictive logic EVRYTHNG has built into its Authenticate module.  Overnight, two differentiated offerings just put another lap between themselves and the competition.  Overtime, even more space will be opened as we combine our solution roadmaps.

The same synergy holds true for Recycling.  Consumer education and engagement is a big part of solving for higher recycling rates, and EVRYTHNG, through its Amplify module, is a thought leader in automating business rules to optimize this engagement for both the consumer as well as the brand.

In addition, to meet the diverse needs of all stakeholders (brands and retailers, sorters and recyclers, PROs and regulators, among others), it is clear that a deterministic sortation system must be dynamically updatable via the cloud.  It is the only way to build a system that is dynamic enough to accommodate the unknown requirements of the future while at the same time is robust enough to handle the inevitable supply chain mistakes of the present.  In addition, it is the only way to provide real time improvements to both the efficiency and the efficacy of the entire system.

Just like will be true for all our Solutions, our recycling Solution will not only benefit from the synergies unlocked by a joint roadmap, but perhaps more importantly, for those that want our combined Solution, the friction of adoption will be reduced as we will handle the integration work ourselves, instead of forcing this integration work on our customers and partners.

Moreover, until today, the minds behind the largest and most trusted Product Cloud in existence have been absent from the cross-value chain collaboration that is HolyGrail 2.0 (HG2.0).  We believe whatever form and structure the recycling cloud ends up taking, having EVRYTHNG’s input and experience, not to mention thought leadership and trusted relationships, as part of the process will benefit not just HG2.0, but also the industry and thus ultimately the planet.

The two seminal events we are announcing today, our forming One Team with a long-valued Go To Market partner and Digimarc’s transformation to a product-led company, are not only each important in their own right.  They are also additive to each other.

I’m sure you all have plenty of questions, so we want to get to Q&A shortly.  Before we do, I would like to spend a few minutes on recycling.

As is obvious to anyone on any form of social media, HG2.0 is gaining more and more visibility.  However, our focus extends beyond a successful trial to driving widespread adoption, as only through cross value chain mass adoption can circularity be achieved, and recycling rate targets and pledges be met.  That is why we are working with all stakeholders to convince them now is the time to pivot their thinking.  Due to the hard work of a lot of brilliant and dedicated people, inside our four walls but importantly outside as well, it is becoming obvious that our technology works and, if adopted, can help turn the tide of the plastic tsunami.  As we continue to fully support this project and are appreciative of the impact it is having in opening eyes across the value chain, from both an industry and a regulatory perspective, we believe the time is ripe to focus on how the value chain begins the move to adoption.

In addition, we are still focused on opening additional fronts for introducing the benefits that come with the adoption of digital watermarking, especially outside of Europe.  We believe friction will be reduced once the first domino falls and thus the necessity of additional programs will asymptote to zero.  Until we are there, however, we are selectively pursuing other opportunities that will lead to the delivery of additional obvious proof points.  We will race through the finish line of global adoption. The stakes for our planet are just too high for us to do otherwise.

We all realize the world is watching to ensure words and tests will turn into actions.  Solving for the end-of-life problem of plastics is a global imperative, and we are firm in our belief that in digital watermarking, the industry now has a valuable solution to this problem.  It has been wonderful to see more and more stakeholders also come to that realization.  We are trying to convey a sense of prudent urgency, because every day of delay between here and eventual adoption comes at the price of real environmental harm, without the benefits of any truly value-added additional proof. This is where our heads are, and the message we are carrying.

Operator, we’re now ready for the Q&A session.

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